Exhibit 99.1

Contacts: Rob Stewart
Investor Relations
FOR RELEASE	Tel (949) 480-8300
February 18, 2010	Fax (949) 480-8301

ACACIA RESEARCH REPORTS FOURTH QUARTER
AND RECORD YEAR END FINANCIAL RESULTS

Newport Beach, Calif. – (BUSINESS WIRE) – February 18, 2010 – Acacia Research Corporation (1)  (Nasdaq: ACTG) today reported results for the three months and year ended December 31, 2009.

 “Acacia Research revenues were a record $67,340,000, up 40%, for the year ended December 31, 2009, compared to $48,227,000 for 2008.  Acacia's operating subsidiaries acquired control of 30 new patent portfolios during 2009 for future licensing and ended the year with 138 patent portfolios,” commented Acacia Research Chairman and CEO, Paul Ryan.

 “Acacia Research fourth quarter 2009 revenues were $19,858,000, our second highest revenue quarter to date, compared to $18,267,000 in the year ago period.  Acacia generated revenues from 32 new licensing agreements, covering 21 different technologies, including initial revenues from 4 new licensing programs.  Cash and investments increased during the quarter by $8,603,000 to $53,887,000 at the end of the year.”

“Acacia Research reported a 2009 net loss of $11,290,000, or $0.38 per share, including non-cash patent amortization and non-cash stock compensation charges totaling $11,699,000.  Marketing, general and administrative expenses for 2009 decreased to $21,070,000 from $21,130,000 in the comparable 2008 period.  Litigation and licensing expense increased to $14,055,000 versus $6,900,000 in the prior year.”

“We entered 2010 with the largest number of licensing opportunities in our history.  Acacia expects continued growth in new licensing programs and the addition of new patent portfolios for future licensing, as we continue to build our leadership position in patent licensing.  Quarterly revenues will continue to be uneven.”

“Acacia’s success in completing over 740 licensing agreements, covering 60 different technologies, is generating interest from technology companies, universities and research centers wanting to partner with us and have us take over the licensing of their patented technologies.”

“We have also begun to expand our patent licensing business by partnering with large companies and have entered into 6 recent agreements covering patents issued to major technology companies,” concluded Mr. Ryan.

Acacia Research Corporation Consolidated Financial Results

For the Three Months Ended December 31, 2009 and 2008

Fourth quarter 2009 license fee revenues were $19,858,000 versus $18,267,000 in the comparable 2008 period.  Fourth quarter 2009 revenues included license fees from 32 new licensing agreements covering 21 of our technology licensing programs, including initial license fee revenues for our Mutli-Dimensional Database Compression technology, Document Generation technology, Internet Radio Advertising technology and Virtual Server technology.  Fourth quarter 2009 license fee revenues also included fees from the licensing of our DMT® technology, Telematics technology, Pop-up Internet Advertising technology,  Audio Communications Fraud Detection technology, Picture Archiving & Communication Systems technology, Projector technology, Rule Based Monitoring technology,  Lighting Ballast technology,  High Performance Computer Architecture technology,  Location Based Services technology,  Online Auction Guarantee technology, Database Access technology, Vehicle maintenance technology, Heated Surgical Blades technology, Storage technology, Authorized Spending Accounts technology and Credit Card Fraud Protection technology.  To date, on a consolidated basis, our operating subsidiaries have generated revenues from 60 technology licensing programs.

Trailing twelve-month revenues totaled $67.3 million as of December 31, 2009, as compared to $65.7 million at September 30, 2009, $63.4 million as of June 30, 2009, $56.1 million as of March 31, 2009, and $48.2 million as of December 31, 2008.  One licensee accounted for 52% of the license fee revenues recognized during the three months ended December 31, 2009.  Three licensees accounted for 36%, 11% and 10% of the license fee revenues recognized during the three months ended December 31, 2008.

Acacia Research Corporation reported a fourth quarter 2009 net loss of $4,670,000 versus $1,807,000 in the comparable 2008 period.  Included in the fourth quarter 2009 net loss are non-cash charges totaling $2,756,000, comprised of non-cash stock compensation charges of $1,492,000 and non-cash patent amortization charges of $1,264,000.   Fourth quarter 2008 results from operations included non-cash charges of $3,951,000, comprised of non-cash stock compensation charges of $1,639,000 and non-cash patent amortization charges of $2,312,000.  Non-cash stock compensation charges decreased in the fourth quarter of 2009 due primarily to a decrease in the average fair value of equity-based incentive awards expensed in the fourth quarter of 2009, as compared to the prior year period.  During the fourth quarter of 2008, pursuant to the terms of the respective inventor agreement, our operating subsidiary elected to terminate its rights to exclusively license a patent portfolio, resulting in the acceleration of amortization expense for the patent related asset and a decrease in amortization expense in the fourth quarter of 2009, as compared to the fourth quarter of 2008.

Fourth quarter 2009 marketing, general and administrative expenses increased to $5,235,000 (including non-cash stock compensation charges of $1,492,000) from $4,828,000 (including non-cash stock compensation charges of $1,639,000) in the comparable 2008 period.  Excluding the impact of the decrease in non-cash stock compensation described above, marketing, general and administrative expenses increased $554,000 in the fourth quarter of 2009, as compared to the prior year period, primarily due to an increase in personnel related costs and an increase in corporate, general and administrative costs.

Inventor royalties expenses for the fourth quarter of 2009 and 2008 were $3,604,000 and $6,399,000, respectively.  In addition, net income attributable to noncontrolling interests in operating subsidiary, representing the portion of net proceeds from the licensing and enforcement activities of a majority-owned operating subsidiary that are distributable to the operating subsidiary’s noncontrolling interest holders pursuant to the underlying operating agreement, totaled $2,507,000 in the fourth quarter of 2009.

Contingent legal fees expenses for the fourth quarter of 2009 and 2008 were $5,424,000 and $3,926,000, respectively.

The economic terms of the inventor agreements, operating agreements and contingent legal fee arrangements, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by our operating subsidiaries.  As such, inventor royalties, payments to noncontrolling interests and contingent legal fees expenses fluctuate period to period, based on the amount of revenues recognized each period and the mix of specific patent portfolios with varying economic terms generating revenues each period.

Contingent legal fees expenses increased 38% during the fourth quarter of 2009, as compared to the fourth quarter of 2008, versus an increase of 9% in related license fee revenues for the same periods, due to certain patent portfolios with lower contingent fee rates generating revenues during the fourth quarter of 2008, as compared to the patent portfolios generating revenues in the fourth quarter of 2009.  In the aggregate, inventor royalties and noncontrolling interests in operating subsidiary decreased 5% during the fourth quarter of 2009, as compared to the fourth quarter of 2008, versus the 9% increase in related license fee revenues for the same periods, due to certain patent portfolios with lower inventor royalty rates generating revenues during the fourth quarter of 2009, as compared to the patent portfolios generating revenues in the comparable 2008 period.

Fourth quarter 2009 litigation and licensing expenses-patents were $5,637,000 versus $2,234,000 in the comparable 2008 period.  Litigation and licensing expenses-patents include patent-related prosecution and enforcement costs incurred by outside patent attorneys engaged on an hourly basis and the out-of-pocket expenses incurred by law firms engaged on a contingent fee basis.  Litigation and licensing expenses-patents also includes licensing and enforcement related third-party patent research, development, consulting, and other costs incurred in connection with the licensing and enforcement of patent portfolios.  Litigation and licensing expenses-patents fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period.  The increase in litigation and licensing expenses-patents is due to an increase in litigation and licensing support related out of pocket expenses, third party technical consulting expenses, professional expert expenses and other litigation support and administrative costs incurred in connection with our investment in certain of our licensing and enforcement programs that went to trial and concluded in 2009, licensing and enforcement programs with trial dates scheduled for 2010, and a net increase in costs related to new licensing and enforcement programs commenced since the end of the prior year period.  We expect litigation and licensing expenses-patents to continue to fluctuate period to period based on the factors summarized above, in connection with upcoming scheduled trial dates and our current and future patent acquisition, development, licensing and enforcement activities.

Business development related research, consulting and other expenses for the fourth quarter of 2009 were $516,000, as compared to $221,000 in the fourth quarter of 2008.  Research, consulting and other expenses include third-party business development related research, development, consulting, and other costs incurred in connection with business development activities.  These costs fluctuate period to period based on business development related activities in each period.

For the Year Ended December 31, 2009 and 2008

License fee revenues recognized in 2009 totaled $67,340,000 versus $48,227,000 in 2008.  2009 revenues included license fees from 117 new licensing agreements covering 30 of our technology licensing programs, including initial license fee revenues from 12 technology licensing programs.  Two licensees accounted for 15% and 12% of the license fee revenues recognized during the year ended December 31, 2009.  Two licensees accounted for 13% and 12% of the license fee revenues recognized during the year ended December 31, 2008.

Acacia Research Corporation reported a 2009 net loss of $11,290,000 versus $13,757,000 in 2008.  Included in the 2009 results from operations are non-cash charges totaling $11,699,000, comprised of non-cash stock compensation charges of $7,065,000 and non-cash patent amortization charges of $4,634,000.  The 2008 results from continuing operations included non-cash charges totaling $13,398,000, comprised of non-cash stock compensation charges of $7,355,000 and non-cash patent amortization charges of $6,043,000.  The decrease in non-cash stock compensation charges was due primarily to a decrease in the average fair value of equity-based incentive awards expensed in 2009, as compared to 2008.  The decrease in amortization expense in 2009, as compared to 2008, is due to the acceleration of amortization on a patent portfolio in 2008, as described in the summary of quarterly results above.

Marketing, general and administrative expenses for 2009 decreased to $21,070,000 (including non-cash stock compensation charges of $7,065,000) from $21,130,000 (including non-cash stock compensation charges of $7,355,000) in the comparable 2008 period.  Excluding the impact of the decrease in non-cash stock compensation described above, marketing, general and administrative expenses remained relatively flat year to year.

Inventor royalties expenses for 2009 and 2008 were $15,673,000 and $14,995,000, respectively.  In addition, net income attributable to noncontrolling interests in operating subsidiary, representing the portion of net proceeds from the licensing and enforcement activities of a majority-owned operating subsidiary that are distributable to the operating subsidiary’s noncontrolling interest holders pursuant to the underlying operating agreement, totaled $5,657,000 in 2009.

Contingent legal fees expenses for 2009 and 2008 were $15,945,000 and $12,429,000, respectively.

Inventor royalties, payments to noncontrolling interests and contingent legal fees expenses fluctuate period to period, based on the amount of revenues recognized each period and the mix of specific patent portfolios with varying economic terms generating revenues each period.

Contingent legal fees expenses increased 28% during 2009, as compared to 2008, versus a 40% increase in license fee revenues for the same periods, due to certain patent portfolios with lower contingent fee rates generating revenues in 2009, as compared to the patent portfolios generating revenues in the comparable 2008 period.  In the aggregate, inventor royalties and noncontrolling interests in operating subsidiary increased 42% during 2009, as compared to 2008, consistent with the 40% increase in license fee revenues for the same periods.

Litigation and licensing expenses-patents for 2009 were $14,055,000 versus $6,900,000 in 2008.  Litigation and licensing expenses-patents include patent-related prosecution and enforcement costs incurred by outside patent attorneys engaged on an hourly basis and the out-of-pocket expenses incurred by law firms engaged on a contingent fee basis.  Litigation and licensing expenses-patents also includes licensing and enforcement related third-party patent research, development, consulting, and other costs incurred in connection with the licensing and enforcement of patent portfolios.  Litigation and licensing expenses-patents fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period.  The increase in litigation and licensing expenses-patents is due to an increase in litigation and licensing support related out of pocket expenses, third party technical consulting expenses, professional expert expenses and other litigation support and administrative costs incurred in connection with our investment in certain of our licensing and enforcement programs that went to trial and concluded in 2009, licensing and enforcement programs with trial dates scheduled for 2010, and a net increase in costs related to new licensing and enforcement programs commenced since the end of the prior year period.  We expect litigation and licensing expenses-patents to continue to fluctuate period to period based on the factors summarized above, in connection with upcoming scheduled trial dates and our current and future patent acquisition, development, licensing and enforcement activities.

Business development related research, consulting and other expenses for 2009 were $1,689,000, as compared to $933,000 in 2008.  Research, consulting and other expenses include third-party business development related research, development, consulting, and other costs incurred in connection with business development activities.  These costs fluctuate period to period based on business development related activities in each period.

Investments in Patent Portfolios

During the year ended December 31, 2009, certain of our operating subsidiaries continued to execute their business strategy in the area of patent portfolio acquisitions.  Patent portfolio acquisition costs for 2009 totaled $9.6 million, as compared to $2.1 million during 2008.  Several of the patent portfolios acquired in 2009 were acquired in connection with partnering arrangements executed with major technology companies, reflecting our continued identification of opportunities to partner not only with individual inventors and small to medium size technology companies, but also major well established technology companies with larger patent portfolios.

Of the $9.6 million in patent acquisition costs invested during 2009, we have a contractual guarantee to receive a minimum of $5.0 million in net proceeds, which significantly reduces the risk associated with these initial investments.  The majority of remaining acquisition costs incurred are subject to contractual provisions providing for higher percentage returns to our operating subsidiaries early on in the licensing and enforcement program until such initial upfront acquisition costs are fully recovered.

The higher level of acquisition costs incurred in the current quarter reflects our continued identification of opportunities to partner with major technology companies and exchange up front, advanced royalty payments to patent owners, for a reduced future inventor royalty percentage, resulting in the potential for higher returns on our investments for our shareholders, in connection with future licensing and enforcement activities.

Financial Condition

Total assets were $78,256,000 as of December 31, 2009 compared to $73,074,000 as of December 31, 2008.  Cash and cash equivalents and investments totaled $53,887,000 as of December 31, 2009 compared to $51,518,000 as of December 31, 2008.

Refer to the section below entitled “Summary Financial Information” for summary consolidated balance sheet, income statement and cash flow information as of and for the three months and year ended December 31, 2009.

Change in Accounting Policy

Effective October 1, 2009, Acacia Research Corporation elected to change its method of accounting for its term license agreements to recognize revenue when delivery of the license has occurred, which is typically at the time of execution of the related license agreement, or upon receipt of the applicable minimum annual upfront renewal license fee payment, and when all other revenue recognition criteria have been met.   Prior to the change in method of accounting, license fees for term license agreements were deferred and amortized to revenue on a straight-line basis over the applicable contractual license term.  The new method was adopted as it provides a consistent approach to accounting for all of our license arrangements with similar significant terms and conditions and more closely reflects the culmination of the earnings process associated with these revenue arrangements.

In the event of a change in accounting policy, Rule 10-01(b)(6) of Regulation S-X requires that the registrant file a letter from its independent accountants stating whether the change in accounting is preferable in the circumstances.  Our independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”) has indicated that they expect to be able to issue a preferability letter with respect to the change in accounting policy, subject to completion of their audit procedures for the year ended December 31, 2009.  In accordance with item 601(b)(18) of Regulation S-K we expect to file Grant Thornton’s preferability letter as an exhibit to our 2009 Annual Report on Form 10-K.

The change was accounted for through retrospective application of the new accounting policy as of January 1, 2009.  The effect of applying the new accounting policy to term licenses in periods prior to fiscal 2009 was not material.  Accordingly, our consolidated financial statements for years ending prior to January 1, 2009 have not been retroactively adjusted for this change in accounting policy.

The effect of the change in accounting policy on our consolidated financial statement line items for the applicable quarterly reporting periods in 2009 was as follows (in thousands, except per share data):

	As of and for the Three Months			As of and for the Three Months			As of and for the Three Months
	Ended March 31, 2009			Ended June 30, 2009			Ended September 30, 2009
	As Reported	As Adjusted	Effect of Change	As Reported	As Adjusted	Effect of Change	As Reported	As Adjusted	Effect of Change
Statement of Operations:
License fee revenues	$12,650	$16,957	$4,307	$15,031	$14,356	$(675)	$12,831	$16,169	$3,338
Inventor royalties	3,528	5,377	1,849	2,352	2,019	(333)	3,010	4,673	1,663
Contingent legal fees	3,163	3,532	369	3,257	3,190	(67)	3,470	3,799	329
Operating loss	(2,606)	(517)	2,089	(535)	(810)	(275)	(3,923)	(2,577)	1,346
Net loss attributable to Acacia Research Corporation	(2,357)	(268)	2,089	(2,648)	(2,923)	(275)	(4,775)	(3,429)	1,346
Basic and diluted loss per share	(0.08)	(0.01)	0.07	(0.09)	(0.10)	(0.01)	(0.16)	(0.11)	0.04

Balance Sheet:
Deferred costs	$2,219	$-	$(2,219)	$1,819	$-	$(1,819)	$3,811	$-	$(3,811)
Total assets	78,529	76,310	(2,219)	75,579	73,760	(1,819)	76,074	72,263	(3,811)
Deferred revenues	4,319	10	(4,309)	3,644	10	(3,634)	6,982	10	(6,972)
Total liabilities	20,419	16,110	(4,309)	16,873	13,239	(3,634)	21,727	14,755	(6,972)
Accumulated deficit	(111,309)	(109,220)	2,089	(113,957)	(112,143)	1,814	(118,732)	(115,572)	3,160
Total stockholders' equity	58,110	60,199	2,089	58,706	60,520	1,814	54,347	57,507	3,160

	For the Six Months			For the Nine Months
	Ended June 30, 2009			Ended September 30, 2009
			Effect of			Effect of
	As Reported	As Adjusted	Change	As Reported	As Adjusted	Change
Statement of Operations:
License fee revenues	$27,681	$31,313	$3,632	$40,512	$47,482	$6,970
Inventor royalties	5,880	7,396	1,516	8,890	12,069	3,179
Contingent legal fees	6,420	6,722	302	9,890	10,521	631
Operating loss	(3,141)	(1,327)	1,814	(7,064)	(3,904)	3,160
Net loss attributable to Acacia Research Corporation	(5,005)	(3,191)	1,814	(9,780)	(6,620)	3,160
Basic and diluted loss per share	(0.17)	(0.11)	0.06	(0.33)	(0.22)	0.11

Business Highlights and Recent Developments

Business highlights of the fourth quarter and recent developments include the following:

(Note:  Acacia Patent Acquisition LLC, Aldav LLC, Data Detection Systems LLC, Data Network Storage LLC, Database Structures, Inc., Diagnostic Systems Corporation,  Document Generation Corporation, Hospital Systems Corporation, Lighting Ballast Control LLC, Optimum Processing Solutions LLC, Restricted Spending Solution LLC, Service Reminder LLC, Creative Internet Advertising Corporation and Thermal Scalpel LLC are all wholly owned operating subsidiaries of Acacia Research Corporation):

●
Aldav LLC entered into a settlement and license agreement with Cox Radio, Inc.  The agreement partially resolves patent litigation, Civil Action Case No. 6:09-cv-170, pending in the United States District Court for the Eastern District of Texas.  Aldav LLC also entered into a settlement and license agreement with Regent Communication, Inc.  The agreement resolves patent litigation, Civil Action Case No. 6:09-cv-170, pending in the United States District Court for the Eastern District of Texas. This patented technology generally relates to advertisement replacement for Internet radio.  This technology can be used by radio stations to replace broadcast advertisements for distribution over the Internet.

●
Data Detection Systems LLC entered into a license and settlement agreement with BMC Software, Inc.   The agreement resolves patent litigation, Civil Action No. 4:09-cv-01204, in the United States District Court for the Southern District of Texas.

●
Data Network Storage LLC has entered into a settlement and license agreement with Buffalo Technology (USA), Inc. and Nimbus Data Systems, Inc. covering a patent portfolio that relates to storage area network technology.  This agreement resolves patent litigation that was pending in the United States District Court for the Southern District of California.

●	Database Structures, Inc. resolved a dispute that was pending in the District Court for the Southern District of California with Oracle Corporation.

●	Diagnostic Systems Corporation resolved a dispute that was pending in the District Court for the Central District of California with Oracle Corporation.

●
Document Generation Corporation entered into a settlement agreement with Sage Software Healthcare, LLC covering patents relating to document generation software.  The agreement resolves litigation that was pending in the United States District Court for the Eastern District of Texas.

●
Document Generation Corporation entered into an agreement with McKesson Information Solutions LLC covering a portfolio of patents that apply to document generation technology.  This agreement resolves the parties’ disputes pending in the District Courts for the Southern District of Illinois and the Eastern District of Texas.

●
Document Generation Corporation entered into a settlement agreement with Eclipsys Corporation covering patents relating to document generation software.  The agreement resolves litigation that was pending in the United States District Court for the Southern District of Illinois and the United States District Court for the Eastern District of Texas with respect to certain Eclipsys products.

●
Hospital Systems Corporation entered into license agreements with Aspyra, Inc., General Electric Company, NovaRad Corporation, Sage Software Healthcare LLC, Stryker Corporation and Stryker Imaging Corporation covering a portfolio of patents that apply to medical picture archiving and communication system (PACS) technology.  This agreement resolves the parties’ dispute that was pending in the District Court for the Eastern District of Texas.

●
Lighting Ballast Control LLC entered into a license agreement with Fulham Co., Inc. covering patents relating to lighting ballasts.  The agreement resolves litigation that was pending in the United States District Court for the Northern District of Texas with respect to certain Fulham Co., Inc. products. The technology generally relates to controlling power to fluorescent lamps. The technology may be used in lighting ballasts for industrial applications.

●
Optimum Processing Solutions LLC (OPS) entered into a settlement agreement with International Business Machines Corporation (IBM).  This agreement resolves all claims between OPS and IBM arising out of the patent litigation captioned Optimum Processing Solutions, LLC v. Advanced Micro Devices, Inc., et al., Civil Action Case No. 1:09-cv-1098, pending in the United States District Court for the Northern District of Georgia.  Optimum Processing Solutions LLC also entered into a settlement agreement with Freescale Semiconductor, Inc.  The agreement resolves patent litigation, Civil Action Case No. 1:09-cv-1098, pending in the United States District Court for the Northern District of Georgia.

●
Restricted Spending Solutions LLC entered into settlement and license agreements with PNC Financial Services Group, Inc. and Bank of America Corp covering a patent portfolio that relates to restricted spending accounts.  This agreement resolves patent litigation that was pending in the United States District Court for the Northern District of Illinois.

●
Service Reminder, LLC and BMW North America, LLC, filed a joint stipulation of dismissal of their patent litigation that had been pending in the United States District Court for the District of New Jersey, bearing Docket No. 08-4979 (SDW) (MCA).

●
Software Tree, LLC, a majority-owned operating subsidiary of Acacia Research Corporation, entered into a license agreement with Genuitec L.L.C. covering a portfolio of patents that apply to object-relational mapping. This resolves a dispute that was pending in the District Court for the Eastern District of Texas.  Software Tree, LLC also resolved a dispute that was pending in the District Court for the Eastern District of Texas with Oracle Corporation.

●
Thermal Scalpel LLC entered into an agreement with Boston Scientific Corporation.  The agreement resolves litigation that was pending in the United States District Court for the Eastern District of Texas.

●
Creative Internet Advertising Corporation received a $12.4 million final judgment stemming from its May 15th, 2009 trial verdict and corresponding $6.6 million damages award in its patent lawsuit with Yahoo! Inc.  In the final judgment, signed on February 1st, 2010, the District Court for the Eastern District of Texas awarded enhanced damages for willful infringement of $4.5 million.  The District Court also awarded prejudgment interest of $1.1 million as well as supplemental damages bringing the total award to approximately $12.4 million.  In addition, the District Court’s final judgment awarded a post-verdict ongoing royalty rate of 23% for all of Yahoo’s IMVironments sales.  On May 15th, 2009, a federal court jury decided that Yahoo! Inc.’s messenger program with IMVironments infringes United States Patent Number 6,205,432 both literally and under the Doctrine of Equivalents.

●	Acacia Patent Acquisition LLC continued its patent and patent rights acquisition activities, acquiring a total of five new patent portfolios in the fourth quarter of 2009, including the following:

●
In October 2009, acquired rights to two patent portfolios from a leading international research institute. The first patent portfolio generally relates to micromechanical components which can be integrated with electronic circuits to form microelectromechanical systems known as MEMS. This technology can be used in automobiles, medical devices, mobile phones and other consumer products. The second portfolio generally relates to chip-stacking technology that facilitates 3-D integration of wafers and can provide higher device yields.

●
In December 2009, acquired three patent portfolios comprised of 48 US patents, 49 foreign counterparts, and associated applications from a major semiconductor company. The patent portfolios include patents relating to dynamic random access memory (DRAM), digital signal processing (DSP) and microprocessor technologies.  These technologies may be used in computers, mobile devices (such as smart phones, cameras, etc.) and other electronics.

●	In December 2009, acquired patents for software installation technology. This patented technology generally relates to creating and maintaining desired configurations of software.
●
In December 2009, acquired the rights to a patent for distributed data management and synchronization technology. This patented technology generally relates to the distributed management and synchronization of select data elements between applications based on pre-defined permissions.

__________
(1)  As used herein, “Acacia Research Corporation,” “we,” “us,” and “our” refer to Acacia Research Corporation and/or its wholly and majority-owned operating subsidiaries.  All intellectual property acquisition, development, licensing and enforcement activities are conducted solely by certain of Acacia Research Corporation’s wholly and majority-owned operating subsidiaries.

______________________________________________

A conference call is scheduled for today.  The Acacia Research presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (888) 646-0797 for domestic callers and (706) 758-6764 for international callers, both of whom will need to enter the conference ID 49908261 when prompted.  A replay of the audio presentation will be available for 30 days at (800) 642-1687 for domestic callers and (706) 645-9291 for international callers, both of whom will need to enter the Conference ID 49908261 when prompted.

The call is being webcast by CCBN and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research’s subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue.  Acacia Research’s subsidiaries control over 140 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research is available at www.acaciatechnologies.com and www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	December 31,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$51,735	$48,279
Accounts receivable	5,110	7,436
Prepaid expenses and other current assets	1,081	1,255

Total current assets	57,926	56,970

Property and equipment, net of accumulated depreciation	163	221
Patents, net of accumulated amortization	17,510	12,419
Investments - noncurrent	2,152	3,239
Other assets	505	225

	$78,256	$73,074

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$8,006	$3,240
Royalties and contingent legal fees payable	12,402	10,770
Deferred revenues	1,510	318

Total current liabilities	21,918	14,328

Other liabilities	369	199

Total liabilities	22,287	14,527

Total stockholders' equity	55,969	58,547

	$78,256	$73,074

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) (3)

ACACIA RESEARCH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share information)

	For the Three Months Ended		For the Years Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

License fee revenues	$19,858	$18,267	$67,340	$48,227

Operating costs and expenses:
Cost of revenues:
Inventor royalties	3,604	6,399	15,673	14,995
Contingent legal fees	5,424	3,926	15,945	12,429
Litigation and licensing expenses - patents	5,637	2,234	14,055	6,900
Amortization of patents	1,264	2,312	4,634	6,043
Marketing, general and administrative expenses (including non-cash stock compensation expense of $1,492 and $7,065 for the three and twelve months ended December 31, 2009 and$1,639 and $7,355 for the three and twelve months ended December 31, 2008)	5,235	4,828	21,070	21,130
Research, consulting and other expenses - business development	516	221	1,689	933

Total operating costs and expenses	21,680	19,920	73,066	62,430

Operating loss	(1,822)	(1,653)	(5,726)	(14,203)

Total other income (expense)	(256)	(115)	302	570

Loss from operations before provision for income taxes	(2,078)	(1,768)	(5,424)	(13,633)

Provision for income taxes	(85)	(39)	(209)	(124)

Net loss including noncontrolling interests in operating subsidiary	(2,163)	(1,807)	(5,633)	(13,757)

Net income attributable to noncontrolling interests in operating subsidiary	(2,507)	-	(5,657)	-

Net loss attributable to Acacia Research Corporation	$(4,670)	$(1,807)	$(11,290)	$(13,757)

Net loss per common share attributable to Acacia Research Corporation:
Basic and diluted net loss per share	(0.15)	(0.06)	(0.38)	(0.47)
Weighted average number of shares outstanding, basic and diluted	30,199,211	29,599,602	29,914,801	29,423,998

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended		For the Years Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net cash provided by (used in):
Operating activities	$10,222	$6,775	$16,118	$2,600
Investing activities	(420)	794	(8,652)	5,070
Financing activities (2)	(867)	-	(4,010)	142

Increase in cash and cash equivalents	8,935	7,569	3,456	7,812

Cash and cash equivalents, beginning	42,800	40,710	48,279	40,467

Cash and cash equivalents, ending	$51,735	$48,279	$51,735	$48,279

Note:
(1) - Certain operating costs and expenses previously reported for the three and twelve months ended December 31, 2008 have been reclassified to conform with the current period presentation.
(2) - Includes $1,028,000 and $3,150,000 in payments to noncontrolling interests in operating subsidiary for the three months and year ended December 31, 2009, respectively.
(3) - Reflects adjustments to the first, second and third quarters of 2009 for change in accounting policy.